Exhibit 4.2

SUPPLEMENTAL INDENTURE

JUNIOR SUBORDINATED NOTES

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 5, 2013, is by and among CAPLEASE, LP, a Delaware limited partnership (the “Initial Issuer”), ARC PROPERTIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “New Issuer”), and THE BANK OF NEW YORK MELLON as successor-in-trust to JPMorgan Chase Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Initial Issuer, heretofore executed and delivered to the Trustee an indenture dated as of December 13, 2005 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Initial Issuer’s unsecured junior subordinated notes (the “Notes”) issued to evidence loans made to the Initial Issuer of the proceeds from the issuance by Caplease Statutory Trust I, a Delaware statutory trust (the “Trust”), of undivided preferred and common beneficial interests in the assets of the Trust;

WHEREAS, CapLease, Inc., a Maryland corporation, the Initial Issuer, CLF OP General Partner LLC, a Delaware limited liability company, American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), the New Issuer and Safari Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated as of May 28, 2013 (the “Merger Agreement”), which provides for, among other things, the merger of the Initial Issuer with and into the New Issuer, with the New Issuer being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, the New Issuer has agreed to assume all of the Initial Issuer’s obligations under the Indenture as of the effective time of the Merger (the “Effective Time”);

WHEREAS, Sections 8.1 and 9.1 of the Indenture provide that the New Issuer may execute and deliver to the Trustee a supplemental indenture pursuant to which the New Issuer shall expressly assume the Initial Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Initial Issuer are authorized to execute and deliver this Supplemental Indenture without the consent of the holders of the Notes.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Issuer, the Initial Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.      Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Indenture.

2.      Assumption of Obligations. The New Issuer hereby assumes, as of the Effective Time, the due and punctual payment of the principal of and any premium and interest (including Additional Interest) on all the Securities and the performance of every covenant of the Indenture on the part of the Initial Issuer to be performed or observed.

3.      Notices. Section 1.5 of the Indenture is hereby amended by deleting the text of Section 1.5 in its entirety and replacing it with the following:

Any request, demand, authorization, direction, notice, consent, waiver, Act of Holders, or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(a)     The Trustee by any Holder, any holder of Preferred Securities or the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with and received by the Trustee at its Corporate Trust Office, by electronic mail to scott.tepper@bnymellon.com, by facsimile to (212) 815-3883, or at any other address previously furnished in writing to the Company by the Trustee.

(b)     The Company by the Trustee, any Holder or any holder of Preferred Securities shall be sufficient for every purpose hereunder if in writing and mailed, first class, postage prepaid, to the Company addressed to it at ARC Properties Operating Partnership, L.P., 405 Park Avenue, 15th Floor, New York, NY 10022, Attention: Nicholas S. Schorsch, by electronic mail to nschorsch@arlcap.com, or by facsimile to (212) 421-5799, or at any other address previously furnished in writing to the Trustee by the Company.

The Trustee agrees to accept and act upon any request, demand, authorization, direction, notice, consent, waiver, Act of Holders, or other document pursuant to this Indenture or any document executed in connection herewith sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that any person providing such instructions or directions shall provide to the Trustee an incumbency certificate listing persons designated to provide such instructions or directions as such incumbency certificate may be supplemented from time to time. If any person elects to give the Trustee email or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee's reasonable understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee's reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

4.     Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.      Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.      Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.      Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.      Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INITIAL ISSUER:

CAPLEASE, LP

By:      CLF OP General Partner LLC,

its general partner

By:      CapLease, Inc.,

its sole member

By:      /s/ Paul H. McDowell

Name:     Paul H. McDowell

Title:       Chief Executive Officer

NEW ISSUER:

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

By:      American Realty Capital Properties, Inc.,

its general partner

By:      /s/ Jesse C. Galloway

Name:     Jesse C. Galloway

Title:      Authorized Signatory

TRUSTEE:

The Bank of New York Mellon,

as Trustee

By:      /s/ Esther Antoine

Name:     Esther Antoine

Title:       Vice President